UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 07, 2026

RADIANT LOGISTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35392	04-3625550
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Triton Towers Two 700 S. Renton Village Place Seventh Floor
Renton, Washington		98057
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 425 462-1094

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	RLGT	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Amendment to Credit Facility

On August 7, 2026, Radiant Logistics, Inc. (the “Company,” “we” or “us”), Radiant Global Logistics, Inc. (“RGLI”) and Radiant Global Logistics (Canada) Inc. (“Radiant Canada” and together with the Company and RGLI, the “Borrowers”), entered into a USD$200.0 million syndicated, revolving credit facility (the “Revolving Credit Facility”) pursuant to an Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) that amended and restated the Credit Agreement dated August 5, 2022, as amended. The Amended and Restated Credit Agreement was entered into with Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer, Bank of Montreal and PNC Bank, National Association, as Co-Syndication Agents, BOFA Securities, Inc., Bank of Montreal and PNC Bank, National Association, as joint lead arrangers and joint bookrunners, and Bank of America, N.A., Bank of Montreal, PNC Bank, National Association, and KeyBank National Association, as lenders (such named lenders are collectively referred to herein as “Lenders”).

The Revolving Credit Facility may be drawn in U.S. Dollars, with up to $50 million of the facility available for borrowings in Canadian Dollars (or other approved alternative currencies). The alternative currency sublimit is part of, and not in addition to, the overall $200 million Revolving Credit Facility. The Revolving Credit Facility includes a $100 million accordion feature to support future acquisition opportunities. In addition, the Revolving Credit Facility includes a $25 million letter of credit sublimit and a $25 million swingline loan sublimit, each of which is part of, and not in addition to, the overall Revolving Credit Facility.

The Revolving Credit Facility has a term of five years, maturing on August 7, 2031,and is collateralized by a first-priority security interest in substantially all personal property assets of the Company and its subsidiaries (subject to customary exceptions), including accounts receivable and the capital stock of the Company’s domestic and Canadian subsidiaries.

Borrowings in U.S. Dollars accrue interest (at the Company’s option) at (a) the Lenders’ base rate plus 0.475% to 1.225%; (b) Term SOFR plus 1.375% to 2.125%; or (c) Term SOFR Daily Floating Rate plus 1.375% to 2.125%, in each case depending on the Company’s consolidated net leverage ratio. Borrowings in Canadian Dollars accrue interest (at the Company’s option) at a) Term Canadian Overnight Repo Rate Average (“CORRA”) plus 0.29547% to 0.32138% depending on the term, plus 1.40% to 2.40%; or b) Daily Simple CORRA plus 0.29547% plus 1.40% to 2.40%. The Company’s U.S. and Canadian subsidiaries are guarantors of the Revolving Credit Facility.

For borrowings under the Revolving Credit Facility, the Company is subject to the maximum consolidated net leverage ratio of 3.00 and minimum consolidated interest coverage ratio of 3.00, provided that, for each of the four fiscal quarters following a Qualified Acquisition (as defined in the Amended and Restated Credit Agreement), the maximum consolidated net leverage ratio is increased to 3.50 to 1.00. Additional minimum availability requirements and financial covenants apply in the event the Company seeks to use advances under the Revolving Credit Facility to pursue acquisitions or repurchase its common stock.

The foregoing description of the Revolving Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Credit Agreement, a copy of which is filed herewith as Exhibit 10.1, and is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

No.	Description

10.1

Amended and Restated Credit Agreement , dated August 7, 2026, by and among Radiant Logistics, Inc., Radiant Global Logistics, Inc. and Radiant Global Logistics (Canada) Inc., as the Borrowers, the subsidiaries of the Borrowers, and Bank of America, N.A., Bank of Montreal, and PNC Bank National Association, the Lenders, BOFA Securities, Inc, Bank of Montreal and PNC Bank, National Association.

99.1	Press Release, dated August 10, 2026 announcing the Revolving Credit Facility
104	Cover Page Interactive Data (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Radiant Logistics, Inc.

Date:	August 12, 2026	By:	/s/ Todd Macomber
Todd Macomber Senior Vice President and Chief Financial Officer